Exhibit 3.1

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20170204907-52
Barbara K. Cegavske	Filing Date and Time
Secretary of State	05/09/2017 2:35 PM
State of Nevada	Entity Number
	C8080-1990

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Abraxas Petroleum Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Subparagraph (a) of Article Fourth is hereby amended to read, in its entirety, as follows:

(a) The total number of shares of all classes of stock which the corporation shall have authority to issue is (i) 400,000,000 shares with par value $.01 per share which are to be of a class designated "Common Stock" and (ii) 1,000,000 shares with par value $.01 per share which are to be of a class designated "Preferred Stock." The shares of Common Stock shall not be entitled to cumulative voting and shall not have preemptive rights to subscribe for or to purchase any additional shares of the corporation's capital stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority of outstanding shares

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Geoffrey R. King

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.